Exhibit 99.1

CUMULUS MEDIA INC.

Cumulus Reports First Quarter 2012 Results

ATLANTA, GA – May 7, 2012: Cumulus Media Inc. (NASDAQ: CMLS) (the “Company,” “we,” “us,” or “our”) today reported financial results for the quarter ended March 31, 2012.

Lew, Dickey, Chairman & CEO stated, “The first quarter of 2012 was marked by significant progress in our integration of Citadel as we build Cumulus into a robust platform company that strategically monetizes content, distribution and technology. Complementing this progress was the continued deleveraging of our balance sheet, as well as strategic portfolio management that will enable us tremendous financial flexibility going forward.”

Financial highlights are as follows (in thousands, except per share data and percentages) (footnotes follow):

	Quarter Ended March 31,
	2012	2011		2011
	As Reported	Pro Forma (1)	% Change	As Reported	% Change
Net revenues	$245,316	$254,244	-3.5%	$57,858	324.0%
Adjusted EBITDA (2)(3)	$76,865	$68,492	12.2%	$12,763	502.2%
Free cash flow (4)	$37,034	$19,041	94.5%	$1,884	1865.7%

	Quarter Ended March 31,
	2012	2011
	As Reported
Net (loss) income	$(12,130)	$16,119
(Loss) income per common share:
Basic (loss) income per common share	$(0.12)	$0.38
Diluted (loss) income per common share	$(0.12)	$0.37

Quarter Ended March 31, 2012 Compared to Quarter Ended March 31, 2011

Net Revenues

Net revenues for the three months ended March 31, 2012 increased $187.5 million, or 324.0%, to $245.3 million, compared to $57.9 million for the three months ended March 31, 2011. This increase reflects the impact of net revenues from Citadel Broadcasting Corporation (“Citadel”) and Cumulus Media Partners, LLC (“CMP”), as well as a $2.4 million increase in political advertising. Revenue growth was partially offset by a loss of revenue generated from certain discontinued contracts, as well as short term revenue impacts resulting from strategic format changes in some markets. Reduced use of trade advertising on acquired stations also partially offset revenue growth. Additionally, management fee income, primarily related to fees that had been earned by us for services provided to CMP prior to the date of the CMP Acquisition, decreased $1.1 million.

Direct Operating Expenses, Excluding Depreciation and Amortization

Direct operating expenses for the three months ended March 31, 2012 increased $122.2 million, or 325.4%, to $159.8 million, compared to $37.6 million for the three months ended March 31, 2011. This increase reflects the impact of direct operating expenses from Citadel and CMP partially offset by a decrease of approximately $1.2 million of music licensing fees and a decrease of $0.7 million in variable commission expense. Previously announced synergies resulted in additional expense decreases due to reduced compensation costs, reductions in discretionary spending in the markets related to promotions, nontraditional revenue generating events and enhanced expense controls.

Corporate, General and Administrative Expenses, Including Stock-based Compensation Expenses

Corporate, general and administrative expenses, including stock-based compensation expense for the three months ended March 31, 2012, increased $8.6 million, or 105.3%, to $16.7 million, compared to $8.1 million for the three months ended March 31, 2011. This increase is primarily comprised of a $6.4 million increase in stock-based compensation expense and an increase of $2.7 million related to additional personnel costs.

Interest Expense, net

Total interest expense, net of interest income, for the three months ended March 31, 2012 increased $44.5 million to $50.8 million compared to $6.3 million for the three months ended March 31, 2011. Interest expense associated with outstanding debt increased by $42.1 million to $48.0 million as compared to $5.9 million in the prior year’s period. Interest expense increased due to a higher average amount of indebtedness outstanding as a result of the previously announced global refinancing (the “Global Refinancing”) that occurred in connection with the completion of the CMP Acquisition and the Citadel Acquisition in the third quarter of 2011.

Capital Expenditures

Capital expenditures for the three months ended March 31, 2012 totaled $1.1 million which represented routine capital expenditures. Capital expenditures during the three months ended March 31, 2011 were $0.5 million.

Earnings Call Information

Cumulus Media Inc. will host a teleconference today at 4:30 PM EST to discuss first quarter results. The conference call dial-in number for domestic callers is 877-830-7699. International callers should dial 660-422-3366 for conference call access. Please call five to ten minutes in advance to ensure that you are connected prior to the presentation. The call also may be accessed via webcast at www.cumulus.com.

Following completion of the call, a replay can be accessed until 11:59 PM EST, June 6, 2012. Domestic callers can access the replay by dialing 855-859-2056, replay code 77724792#. International callers should dial 404-537-3406 for conference replay access.

About Cumulus Media Inc.

Cumulus Media Inc. is the largest pure-play radio broadcast company in the United States based on station count, controlling approximately 570 radio stations in 120 U.S. media markets. Cumulus’ headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com. Cumulus shares are traded on NASDAQ under the symbol CMLS.

For further information, please contact:

Cumulus Media Inc.

J.P. Hannan

Senior Vice President, Treasurer, & Chief Financial Officer

404-260-6600

jp.hannan@cumulus.com

Footnotes to Financial Highlights Table

The following are footnotes to the Financial Highlights table:

(1)	References to “pro forma” in this press release give effect to the completion of the acquisitions by the Company of each of CMP and Citadel and include the results of operations for each of the Company, CMP and Citadel for all periods presented. For additional information about the pro forma financial information presented herein, including the material assumptions related thereto, see “Supplemental Unaudited Pro Forma Financial Information” included herein.
(2)	Adjusted EBITDA is not a financial measure calculated or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). For additional information, see “Non-GAAP Financial Measures and Definitions” and “Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable GAAP Measures” included herein.
(3)	Excludes acquisition-related costs of $6.5 million for the three months ended March 31, 2011.
(4)	Free Cash Flow is not a financial measure calculated or presented in accordance with GAAP. For additional information, see “Non-GAAP Financial Measures and Definitions” and “Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable GAAP Measures” included herein.

CUMULUS MEDIA INC.

Unaudited Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share data)

	Quarter Ended March 31,
	2012	2011
	As Reported
Net revenues	$245,316	$57,858
Operating expenses:
Direct operating expenses (excluding depreciation, amortization and LMA fees)	159,759	37,555
Depreciation and amortization	35,678	2,123
LMA fees	839	581
Corporate, general and administrative expenses (including stock-based compensation expense of $6,978 and $589, respectively)	16,692	8,129
Gain on exchange of assets or stations	—	(15,158)
Realized (gain) loss on derivative instrument	(88)	40

Total operating expenses	212,880	33,270

Operating income	32,436	24,588

Non-operating (expense) income:
Interest expense, net	(50,803)	(6,318)
Other income (expense), net	262	(2)

Total non-operating expense, net	(50,541)	(6,320)

(Loss) income before income taxes	(18,105)	18,268
Income tax benefit (expense)	5,975	(2,149)

Net (loss) income	$(12,130)	$16,119

Basic and diluted (loss) income per common share:
Basic (loss) income per common share	$(0.12)	$0.38

Diluted (loss) income per common share	$(0.12)	$0.37

Weighted average basic common shares outstanding	149,369,152	40,572,264

Weighted average diluted common shares outstanding	149,369,152	41,679,773

Non-GAAP Financial Measures and Definitions

We utilize certain financial measures that are not prepared or calculated in accordance with GAAP to assess our financial performance and profitability. The non-GAAP financial measures used in this release are Adjusted EBITDA and free cash flow. Please see the attached tables for a quantitative reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Adjusted EBITDA

We define Adjusted EBITDA as operating income before local marketing agreement (“LMA”) fees, acquisition costs, depreciation and amortization, stock-based compensation expense, gain or loss on exchange or sale of assets or stations and any realized gain or loss on derivative instruments or impairment of intangible assets and goodwill.

Adjusted EBITDA is the financial metric utilized by management to analyze the cash flow generated by our business. This measure isolates the amount of income generated by our radio stations after the incurrence of corporate general and administrative expenses. Management also uses this measure to determine the contribution of our radio station portfolio, including the corporate resources employed to manage the portfolio, to the funding of our other operating expenses and to the funding of debt service and acquisitions. In addition, Adjusted EBITDA is a key metric for purposes of calculating and determining our compliance with certain covenants contained in our first lien credit facility.

In deriving this measure, management excludes depreciation, amortization and stock-based compensation expense from the measure, as these do not represent cash payments for activities related to the operation of the radio stations. In addition, we also exclude LMA fees from our calculation of Adjusted EBITDA, even though such fees require a cash settlement, because they are excluded from the definition of Adjusted EBITDA contained in our first lien credit facility. Management excludes any gain or loss on the exchange or sale of radio stations as it does not represent a cash transaction. Management also excludes any realized gain or loss on derivative instruments as it does not represent a cash transaction nor is it associated with radio station operations. Management excludes any impairment of goodwill and intangible assets as it does not require a cash outlay. Management believes that Adjusted EBITDA, although not a measure that is calculated in accordance with GAAP, nevertheless is commonly employed by the investment community as a measure for determining the market value of a radio company. Management has also observed that Adjusted EBITDA is routinely employed to evaluate and negotiate the potential purchase price for radio broadcasting companies. Given the relevance to our overall value, management believes that investors consider the metric to be extremely useful.

Adjusted EBITDA should not be considered in isolation of, or as a substitute for, net income, operating income, cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP.

A quantitative reconciliation of Adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, is provided under “Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable GAAP Measures” below.

Free Cash Flow

Free cash flow is also utilized by management to analyze the cash generated by our business. Free cash flow measures the amount of income generated each period that could be used to fund acquisitions or other growth opportunities or for reinvestment in the business, after funding station and corporate, general and administrative expenses (excluding transaction costs), debt service, income taxes, and capital expenditures.

We define free cash flow as operating income before stock-based compensation expense, depreciation and amortization, gain or loss on the exchange or sale of assets or stations, and any realized gain or loss on derivative instruments or impairment of intangible assets and goodwill, net of interest expense (excluding any non-cash charges or credits for changes in values of swaps, amortization of swap arrangements and amortization of debt issuance costs), income taxes paid and capital expenditures.

Management excludes depreciation and amortization, any gain or loss on the exchange or sale of assets or stations, any realized gain or loss on derivative instruments or impairment of intangible assets and goodwill and other non-cash expenses, including stock-based compensation, as they do not represent cash transactions. Management deducts payments for debt service, income taxes and capital expenditures since these represent amounts that are consistently necessary for our continuing operations in order to arrive at free cash flow available for growth opportunities or reinvestment in our business.

Management believes that free cash flow, although not a measure that is prepared or calculated in accordance with GAAP, is commonly employed by the investment community to evaluate a company’s ability to pay down debt, pay dividends, repurchase stock and/or facilitate the further growth of a company through acquisition or internal development. Management further believes that free cash flow is also utilized by investors as a measure in determining the market value of a radio company.

Free cash flow should not be considered in isolation of or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. In addition, because free cash flow is not calculated or presented in accordance with GAAP, it may not be calculated or presented comparably to similarly titled measures used by other companies, and thus comparability may be limited. A quantitative reconciliation of free cash flow to net (loss) income calculated in accordance with GAAP is provided under “Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable GAAP Measures” below.

Forward-Looking Statements

Certain statements in this release may constitute “forward-looking” statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Such statements are statements other than historical fact, and relate to our intent, belief or current expectations primarily with respect to our future operating, financial and strategic performance. Any such forward-looking statements are not guarantees of future performance and may involve risks and uncertainties. Actual results may differ from those contained in or implied by the forward-looking statements as a result of various factors, including, but not limited to, risks and uncertainties relating to the need for additional funds to execute our business strategy, our inability to renew one or more of our broadcast licenses, changes in interest rates, the timing, costs and synergies resulting from the integration of any completed acquisitions, our ability to eliminate certain costs, our ability to manage rapid growth, the popularity of radio as a broadcasting and advertising medium, changing consumer tastes, the impact of general economic conditions in the United States or in specific markets in which we currently do business, industry conditions, including existing competition and future competitive technologies and cancellation, disruptions or postponements of advertising schedules in response to national or world events, our ability to generate revenue from new sources, including technology-based initiatives and other risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2011 and subsequently filed Forms 10-Q. Many of these risks and uncertainties are beyond our control, and the unexpected occurrence or failure to occur of any such events or matters could significantly alter our actual results of operations or financial condition. Cumulus Media Inc. assumes no responsibility to update any forward-looking statement contained in this release as a result of new information, future events or otherwise.

Supplemental Unaudited Pro Forma Financial Information

The following supplemental unaudited pro forma financial information for the quarter ended March 31, 2011 is based on our historical financial statements and the historical financial statements of each of CMP and Citadel. The following supplemental unaudited pro forma financial information is intended to provide you with information about how each of the previously announced acquisitions of CMP (the “CMP Acquisition”) and Citadel (the “Citadel Acquisition”), and our previously disclosed and related refinancing transactions, might have affected our historical consolidated financial statements if such transactions had closed as of January 1, 2010.

Each of the CMP Acquisition and the Citadel Acquisition has been accounted for as a business combination using the acquisition method of accounting and, accordingly, resulted in the recognition of assets acquired and liabilities assumed at fair value. However, as of the date hereof, we have completed only preliminary allocations of fair value to the assets acquired and the liabilities assumed. The primary areas of the preliminary purchase price allocation that are not yet finalized relate to the fair values of certain fixed assets, intangible assets and residual goodwill. Final allocations of fair value may differ materially from these preliminary allocations.

The supplemental unaudited pro forma financial information below is based upon currently available information and estimates and assumptions that we believe are reasonable as of the date hereof. Any of the factors underlying these estimates and assumptions may change, and the estimates and assumptions may not be representative of facts existing at any future date.

The supplemental unaudited pro forma financial information is presented for illustrative and informational purposes only and is not intended to represent or be indicative of what our results of operations would have been had the transactions described above occurred on the date indicated. The supplemental unaudited pro forma financial information should be read in connection with the historical financial statements and related footnotes of each of the Company, CMP and Citadel, and also should not be considered representative of our future results of operations. For additional information, see “Forward-Looking Statements” above, including the risk factors referred to therein.

CUMULUS MEDIA INC.

Unaudited Condensed Consolidated Statements of Operations

(Dollars in thousands)

	Quarter Ended March 31,
	2012	2011		Change
	As Reported	Pro Forma		$	%
Net revenues	$245,316	$254,244	(A)	(8,928)	-3.5%
Operating expenses:
Direct operating expenses (excluding depreciation and amortization and LMA fees)	159,759	172,288		(12,529)	-7.3%
Depreciation and amortization	35,678	32,729	(B)	2,949	9.0%
LMA fees	839	680		159	23.4%
Corporate, general and administrative expenses (excluding stock-based compensation expense)	9,714	13,470	(A)(C)	(3,756)	-27.9%
Gain on exchange of assets or stations	—	(14,992)		14,992	N/A
Realized (gain) loss on derivative instrument	(88)	40		(128)	N/A
Stock-based compensation expense	6,978	12,939		(5,961)	-46.1%
Other operating income, net	—	(6)		6	N/A

Total operating expenses	212,880	217,148		(4,268)	-2.0%

Operating income	32,436	37,096		(4,660)	-12.6%

Non-operating (expense) income:
Interest expense, net	(50,803)	(51,300	)(D)	(497)	-1.0%
Other income (expense), net	262	(2)		264	N/A

Total non-operating expense, net	(50,541)	(51,302)		(761)	-1.5%

Loss before income taxes	(18,105)	(14,206)		3,899	27.4%
Income tax benefit	5,975	11,112	(E)	(5,137)	-46.2%

Net loss	$(12,130)	$(3,094)		9,036	N/A

Footnotes to Supplemental Unaudited Pro Forma Financial Information

(A)	Adjustment to reflect the termination of the CMP Management Agreement. Prior to the completion of the CMP Acquisition, Cumulus managed CMP’s business pursuant to a management agreement (the “CMP Management Agreement”). Under the terms of the CMP Management Agreement, CMP was required to pay to Cumulus the greater of $4.0 million or 4.0% of the Adjusted EBITDA on an annual basis of certain of CMP’s subsidiaries. For the three months ended March 31, 2011, $1.0 million was eliminated from net revenues and corporate general and administrative expenses.
(B)	Adjustment to increase pro forma depreciation and amortization expense to reflect the impact of the increase in the estimated fair value of tangible assets and amortizable intangible assets due to the application of the acquisition method of accounting. Pro forma depreciation and amortization expense has been adjusted to reflect the effects of the preliminary valuations of property and equipment and definite-lived intangible assets resulting from the application of the acquisition method of accounting to the CMP Acquisition and the Citadel Acquisition.
(C)	Acquisition-related costs. Reflects the elimination of $6.5 million of non-recurring transaction-related costs incurred by Citadel during the three months ended March 31, 2011.

(D)	Adjustment to recognize interest expense incurred pursuant to the Global Refinancing. Pursuant to the Global Refinancing, all outstanding indebtedness of each of Cumulus and Citadel was refinanced. This adjustment reflects the increased interest expense assuming the Global Refinancing was completed effective as of January 1, 2010. As part of the Global Refinancing, in May 2011, Cumulus issued $610.0 million aggregate principal amount of 7.75% senior notes due 2019, the proceeds of which were used to, among other things, repay amounts outstanding under Cumulus’ then-existing term loan facility. Also, as part of the Global Refinancing and in connection with the completion of the Citadel Acquisition, on September 16, 2011, the Company obtained financing, which was used in part for the repayment of certain outstanding indebtedness of each of Cumulus, CMP and Citadel.
(E)	Adjustment to reflect income tax impacts on pro forma adjustments. Adjustment to reflect the income tax impacts resulting from the pro forma adjustments to the accompanying unaudited pro forma condensed consolidated statement of operations were based on an estimated combined federal and state statutory income tax rate of 38.0%.

Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable GAAP Measures

The following tables reconcile net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA on both an as reported basis for the three months ended March 31, 2012 and 2011 and a pro forma basis for the three months ended March 31, 2011 (dollars in thousands):

	Quarter Ended March 31,
	2012	2011	2011
	As Reported	Pro Forma	As Reported
Net (loss) income	$(12,130)	$(3,094)	$16,119
Income tax (benefit) expense	(5,975)	(11,112)	2,149
Non-operating expenses, including net interest expense	50,541	51,302	6,320
LMA fees	839	680	581
Depreciation and amortization	35,678	32,729	2,123
Stock-based compensation expense	6,978	12,939	589
Gain on exchange of assets or stations	—	(14,992)	(15,158)
Realized (gain) loss on derivative instrument	(88)	40	40
Acquisition-related costs	1,022	—	—

Adjusted EBITDA	$76,865	$68,492	$12,763

The following tables reconcile net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to free cash flow on both an as reported basis for the three months ended March 31, 2012 and 2011 and a pro forma basis for the three months ended March 31, 2011 (dollars in thousands):

	Quarter Ended March 31,
	2012	2011	2011
	As Reported	Pro Forma	As Reported
Net (loss) income	$(12,130)	$(3,094)	$16,119
Add:
Income tax (benefit) expense	(5,975)	(11,112)	2,149
Non-operating expenses, including net interest expense	50,541	51,302	6,320
Stock-based compensation expense	6,978	12,939	589
Depreciation and amortization	35,678	32,729	2,123
Gain on exchange of assets or stations	—	(14,992)	(15,158)
Realized (gain) loss on derivative instrument	(88)	40	40
Less:
Interest expense, net of interest income, excluding non-cash charge/credit for change in value of swap arrangements and amortization of debt issuance costs	(36,741)	(48,269)	(9,796)
Income taxes paid	(107)	—	—
Capital expenditures	(1,122)	(502)	(502)

Free cash flow	$37,034	$19,041	$1,884

Supplemental Unaudited Pro Forma Quarterly Financial Information

The following supplemental unaudited pro forma financial information is intended to provide you with information about how each of the CMP Acquisition and the Citadel Acquisition, and our previously disclosed and related financing transactions, might have affected our historical consolidated quarterly financial statements during the year ended December 31, 2011 if such transactions had closed as of January 1, 2010.

The supplemental unaudited pro forma financial information below is based upon currently available information and estimates and assumptions that we believe are reasonable as of the date hereof. Any of the factors underlying these estimates and assumptions may change, and the estimates and assumptions may not be representative of facts existing at any other date. Therefore, the information below is subject to change as the purchase price allocations of the CMP Acquisition and the Citadel Acquisition are finalized and additional information becomes available.

See additional discussion at “Supplemental Unaudited Pro Forma Financial Information” above.

CUMULUS MEDIA INC.

Pro Forma Condensed Consolidated Statements of Operations

Year Ended December 31, 2011

(Dollars in thousands)

(Unaudited)

	2011
	Q1	Q2	Q3	Q4	YTD
Broadcast revenues	$254,119	$299,936	$296,880	$290,205	$1,141,140
Management fees	125	125	125	—	375	(A)

Net revenues	254,244	300,061	297,005	290,205	1,141,515

Operating expenses:
Direct operating expenses (excluding depreciation, amortization and LMA fees)	172,288	179,003	186,364	178,886	716,541
Depreciation and amortization	32,729	32,495	33,788	31,272	130,284	(B)
LMA fees	680	669	618	855	2,822
Corporate, general and administrative expenses (excluding stock-based compensation expense)	13,470	7,626	11,517	10,614	43,227	(A)(C)(D)
(Gain) loss on exchange of assets or stations	(14,992)	119	394	—	(14,479)
Realized loss on derivative instrument	40	1,205	1,436	687	3,368
Stock-based compensation expense	12,939	13,060	10,251	7,956	44,206
Other operating income, net	(6)	—	—	—	(6)

Total operating expenses	217,148	234,177	244,368	230,270	925,963

Operating income	37,096	65,884	52,637	59,935	215,552

Non-operating (expense) income:
Interest expense, net	(51,300)	(51,253)	(51,205)	(51,159)	(204,917	)(E)
Loss on early extinguishment of debt	—	(4,366)	—	—	(4,366)
Other (expense) income, net	(2)	(1,151)	212	(56)	(997)

Total non-operating expense, net	(51,302)	(56,770)	(50,993)	(51,215)	(210,280	)(F)

(Loss) income before income taxes	(14,206)	9,114	1,644	8,720	5,272
Income tax benefit (expense)	11,112	(5,448)	(18,662)	(17,695)	(30,693	)(G)

Pro forma adjusted net (loss) income	$(3,094)	$3,666	$(17,018)	$(8,975)	$(25,421	)(H)

Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable GAAP Measures

The following table reconciles pro forma net income to pro forma adjusted EBITDA for each quarter during, and the full year ended, December 31, 2011 (dollars in thousands):

	2011
	Q1	Q2	Q3	Q4	YTD
Pro forma adjusted net (loss) income	$(3,094)	$3,666	$(17,018)	$(8,975)	$(25,421)
Income tax (benefit) expense	(11,112)	5,448	18,662	17,695	30,693
Non-operating expenses, including interest expense, net	51,302	56,770	50,993	51,215	210,280
LMA fees	680	669	618	855	2,822
Depreciation and amortization	32,729	32,495	33,788	31,272	130,284
Stock-based compensation expense	12,939	13,060	10,251	7,956	44,206
(Gain) loss on exchange of assets or stations	(14,992)	119	394	—	(14,479)
Realized loss on derivative instrument	40	1,205	1,436	687	3,368

Pro forma adjusted EBITDA	$68,492	$113,432	$99,124	$100,705	$381,753

Footnotes to Supplemental Unaudited Pro Forma Quarterly Financial Information

(A)	Adjustments to reflect the termination of the CMP Management Agreement. Under the terms of the CMP Management Agreement, CMP was required to pay to Cumulus the greater of $4.0 million or 4.0% of the Adjusted EBITDA on an annual basis of certain of CMP’s subsidiaries. For the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, $1.0 million, $1.0 million and $0.3 million, respectively, was eliminated from net revenues and corporate general and administrative expenses.
(B)	Adjustments to increase pro forma depreciation and amortization expense to reflect the impact of the increase in the estimated fair value of tangible assets and amortizable intangible assets due to the application of the acquisition method of accounting. Pro forma depreciation and amortization expense has been adjusted to reflect the effects of the preliminary valuations of property and equipment and definite-lived intangible assets resulting from the application of the acquisition method of accounting to the CMP Acquisition and the Citadel Acquisition.
(C)	Acquisition-related stock-based compensation expenses. Reflected in the quarter ended September 30, 2011 is the elimination of stock-based compensation expenses of $20.0 million incurred by Citadel due to the acceleration of vesting of certain outstanding equity awards resulting from the completion of the Citadel Acquisition.
(D)	Acquisition-related costs. Reflects the elimination of $6.5 million, $7.7 million, $59.7 million and $10.3 million of non-recurring transaction-related costs incurred from operating expenses for the quarters ended March 31, 2011, June 30, 2011, September 30, 2011 and December 31, 2011, respectively.
(E)	Adjustments to recognize interest expense incurred pursuant to the Global Refinancing. Pursuant to the Global Refinancing, all outstanding indebtedness of each of Cumulus and Citadel was refinanced. This adjustment reflects the increased interest expense assuming the Global Refinancing was completed effective as of January 1, 2010. As part of the Global Refinancing, in May 2011, Cumulus issued $610.0 million aggregate principal amount of 7.75% senior notes due 2019, the proceeds of which were used to, among other things, repay amounts outstanding under Cumulus’ then-existing term loan facility. Also, as part of the Global Refinancing and in connection with the completion of the Citadel Acquisition, on September 16, 2011, the Company obtained financing, which was used in part for the repayment of certain outstanding indebtedness of each of Cumulus, CMP and Citadel.
(F)	Gain on equity investment. Cumulus Media recognized a gain of $11.6 million, representing the adjustment to fair value of its previously held equity interest in CMP at the time of the CMP Acquisition, and this amount has been excluded from the accompanying pro forma condensed consolidated statements of operations for the quarter ended September 30, 2011.
(G)	Adjustments to reflect income tax impacts on pro forma adjustments. Adjustments to reflect the income tax impacts resulting from the pro forma adjustments to the accompanying unaudited pro forma condensed consolidated statements of operations were based on an estimated combined federal and state statutory income tax rate of 38.0%. Included in the year ended December 31, 2011 is also an adjustment to income tax expense in the amount of $77.6 million to reverse the effect of releasing the valuation allowance against the Company’s deferred tax assets at the time of the Citadel Acquisition.

(H)	The Company previously prepared and disclosed pro forma financial information under Article 11 of the Securities and Exchange Commission regulations relating to the Company’s acquisitions of Citadel and CMP. Any significant differences in line items between the pro forma financial information previously disclosed and that presented herein principally relate to the amortization and depreciation of intangible and tangible assets and the related income tax effect thereon, which have been based on preliminary purchase price allocation information, related to the amount of and estimated life of such assets, respectively, available at the time of preparation of such information. The asset allocation valuation and estimated life information is prepared by the Company with the assistance of a third party specialist in purchase price allocation matters. At the time of the filing of the 2011 Form 10-K, such purchase price allocations had been updated by the third party specialist with additional amounts being allocated to amortizable intangible assets than had been disclosed in our earlier pro forma financial information. Any change to these assets would impact our estimates on depreciation and amortization and a related pro forma income tax effect. Also in our earnings release on March 12, 2012, our fourth quarter pro forma statement of operations included actual amortization and depreciation expense for the three months ended December 31, 2011. The pro forma statement of operations presented herein for the quarter ended December 31, 2011 reflects pro forma amortization and depreciation as if the acquisitions of Citadel and CMP had occurred as of January 1, 2010. The difference in actual compared to assumed transaction closing dates (actual closings of each of Citadel and CMP in the quarter ended September 30, 2011 compared to the pro forma financial information assuming the acquisitions occurred as of January 1, 2010) effects the amortization and depreciation expense and the related tax effect because the Company utilizes an accelerated amortization method for certain amortizable intangible assets as described in our footnotes to our unaudited financial statements as included in our Form 10-K for the year ended December 31, 2011.